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                                                                  EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form
S-8 No. 333-     ) pertaining to the Sonic Corp. Savings and Profit Sharing Plan
of our reports (a) dated October 18, 1996, with respect to the consolidated financial statements and schedule of Sonic Corp. included in its Annual Report (Form 10-K) (as amended by Form 10-K/A) and (b) dated January 14, 1997, with respect to the financial statements and schedules of Sonic Corp. Savings and Profit Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended August 31, 1996, filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP




Oklahoma City, Oklahoma
April 10, 1997